EXHIBIT (11)

                   THE QUAKER OATS COMPANY AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                    For the Three Months Ended
                                                       March 31,    March 31,
                                                          1996         1995

Calculation of Fully Diluted Earnings Per Share

Dollars in Millions (Except Per Share Data)

Income From Continuing Operations                       $  32.2      $ 366.1

Less:   Adjustments attributable to  conversion
        of ESOP Convertible Preferred Stock                (0.2)        (0.3)

Net Income Used for Fully Diluted Calculation           $  32.0      $ 365.8

Shares in Thousands

Average Number of Common Shares Outstanding             135,102      133,818

Plus Dilutive Securities:

Stock Options                                               992        1,251

ESOP Convertible Preferred Stock                          2,494        2,627

Average Shares Outstanding Used for Fully
    Diluted Calculation                                 138,588      137,696

Fully Diluted Earnings Per Share                       $   0.23     $   2.65